As filed with the Securities and Exchange Commission on November 4, 2009

Registration No. 333-139561

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Merck Sharp & Dohme Corp.

(Exact name of registrant as specified in its charter)

New Jersey	22-1109110
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

One Merck Drive

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

(Address of principal executive offices, including zip code)

MERCK & CO., INC. 2006 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

Celia A. Colbert

Secretary

Merck Sharp & Dohme Corp.

One Merck Drive

Whitehouse Station, New Jersey 08889-0100

(Name, address, including zip code, of agent for service)

(908) 423-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-8 (Registration No. 333-139561) of Merck & Co., Inc. (“Merck”) pertaining to 1,000,000 shares of common stock of Merck & Co., Inc., par value $0.01 per share (the “Merck Common Stock”), under the Merck & Co., Inc. 2006 Non-Employee Directors Stock Option Plan was filed with the Securities and Exchange Commission on December 21, 2006 (the “Registration Statement”).

On November 3, 2009, Merck completed its previously announced transactions with Schering-Plough Corporation (the “Parent”) pursuant to the Agreement and Plan of Merger, dated as of March 8, 2009, as amended, by and among Merck, Parent, SP Merger Subsidiary One, Inc., and SP Merger Subsidiary Two, Inc. (the “Transactions”). In the Transactions, Merck merged into a subsidiary of Parent, Parent changed its name to Merck & Co., Inc. and Merck changed its name to Merck Sharp & Dohme Corp. In addition, each outstanding share of Merck Common Stock was automatically converted into the right to one share of common stock of Parent. Accordingly, Merck has terminated all offerings of Merck Common Stock under its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Merck in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Merck Common Stock which remain unsold at the termination of the offering, Merck hereby removes from registration 775,000 authorized shares of Merck Common Stock reserved for issuance under the Registration Statement that remain unsold and unissued as of the effective date of the Transactions (the “Unsold Shares”). Parent is concurrently filing a Registration Statement on Form S-8 (the “New Registration Statement”) to register, among other shares, the Unsold Shares with respect to the Plan. The $3,616 registration fee previously paid by Merck to register the Unsold Shares of Merck Common Stock being deregistered under this Post-Effective Amendment No. 1 to the Registration Statement will be carried forward and applied to the registration fee due as a result of registering the Unsold Shares, among other shares, on the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whitehouse Station, State of New Jersey, on the 3rd day of November, 2009.

MERCK SHARP & DOHME CORP.

By:	/S/ CELIA A. COLBERT
Celia A. Colbert Secretary

Note:	No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.